STATEMENT PURSUANT TO A.R.S. § 10-602

BY

CIRCUIT RESEARCH LABS, INC.

1.

The name of the Corporation is Circuit Research Labs, Inc.

2.

Attached hereto as Exhibit A is the text of a resolution of the board of directors of the Corporation determining the terms of preferences, limitations and relative rights of a class or series of shares, which was adopted by the board of directors of the Corporation on the 5th day of February, 2008.

DATED as of this 12th day of February 2008.

CIRCUIT RESEARCH LABS, INC.

By  /S/ Charles Jayson Brentlinger

C. Jayson Brentlinger, President

EXHIBIT A

“BE IT RESOLVED by the Board of Directors of Circuit Research Labs, Inc., an Arizona corporation, that 20,428.4 shares of preferred stock of this Corporation shall be authorized as Series A Preferred Stock, with each share of Series A Preferred Stock to have the following rights and preferences:

CRL shall pay cumulative dividends on the Series A Preferred Stock at the rate of seven percent per annum, based upon par value, payable monthly in arrears.  No dividends may be paid upon Common Stock or other series of preferred stock while any cumulative dividends are accrued but unpaid on Series A Preferred Stock.

Each share of Series A Preferred Stock shall be convertible at the option of the holder into 300 shares of Common Stock of CRL, for so long as the Series A Preferred Stock shall be outstanding.  To convert a share of Series A Preferred Stock, the holder shall deliver the stock certificate representing such share together with a written request for conversion.  All dividends accrued but unpaid as of the date of conversion shall continue to be due and payable to the holder thereof.  A holder of Series A Preferred Stock may convert any number of shares of Series A Preferred Stock at any time without converting all shares owned by the holder.

CRL may redeem any portion or all of the Series A Preferred Shares at any time for their par value plus any dividends accrued but unpaid (the “Redemption Price”) at a specified Redemption Date, which shall be not fewer than 15 days nor more than 60 days from the date the notice is delivered to the holder of the Series A Preferred Shares.  To redeem such shares, CRL must give written notice of the redemption to the holder thereof, specifying a financial institution which then holds the Redemption Price in escrow to which the holder must deliver the certificates representing the shares redeemed in order to receive payment therefor.  On the Redemption Date, whether or not the certificates have been presented, the Series A Preferred Shares shall be redeemed and shall cease to exist, and the sole remedy of the holder of the Series A Preferred Shares shall be to receive the Redemption Price from the financial institution holding the Redemption Price in escrow.  At any time prior to the Redemption Date, the holder of the Series A Preferred Shares being redeemed may give notice to CRL of conversion of those shares into Common Shares, and CRL shall cause the conversion of those shares to occur prior to the Redemption Date, in which case the redemption shall not occur and CRL shall recover the Redemption Price from the financial institution holding it in escrow.

Upon voluntary or involuntary dissolution or liquidation of CRL, holders of Series A Preferred Stock shall be paid the par value of the stock prior to any distribution to the holders of Common Stock.

Except as otherwise provided by law, the holders of Series A Preferred Stock shall not be entitled to vote at any meeting of the shareholders for the election of directors or for any other purpose, or otherwise to participate in any action taken by CRL or the shareholders thereof, or to receive notice of any meeting of shareholders.”